Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q3 RESULTS

Q3 NET SALES GROWTH 7.2%

ORGANIC SALES GROWTH 4.7% AND EPS $0.58 EXCEED OUTLOOK

RAISES OUTLOOK FOR FULL YEAR SALES AND CASH FLOW

2018 Third Quarter Results	2018 Full Year Outlook Raised
•Sales growth +7.2%; Organic +4.7%	•Reported Sales growth to exceed 9%
•Domestic Sales growth +7.6%; Organic +4.7% •International Sales growth +6.9%; Organic +8.3% •EPS growth +11.5%; Adjusted +18.4%	•Organic Sales growth approximately 4% •2018 EPS outlook: $2.27 (-22%), +17% Adjusted •Cash from operations now to exceed $700MM

EWING, NJ, NOVEMBER 1, 2018 – Church & Dwight Co., Inc. (NYSE: CHD) today announced Q3 2018 reported EPS of $0.58, an 11.5% increase, exceeding the Company’s outlook of $0.53.  Adjusted EPS increased 18.4% excluding a prior year $0.03 tax benefit from a joint venture impairment charge.

Q3 net sales grew 7.2% to $1,037.6 million.  Organic sales grew 4.7% driven by global consumer products growth of 5.4%.  Global consumer organic sales were driven by volume growth of 3.7% and positive product mix and pricing of 1.7%.

Matthew Farrell, Chief Executive Officer, commented, “We were pleased to deliver strong Q3 results, exceeding our outlook of approximately 3% organic sales growth and $0.53 EPS.  This is the second consecutive quarter of global consumer products organic sales growth in excess of 5%.  As expected, we benefited from positive price/mix in the quarter and we expect it to continue in the fourth quarter.  Our categories continue to grow and our market shares are healthy.  Eleven of our 15 categories grew during the quarter and 9 have grown for at least 4 consecutive quarters.  The Consumer Domestic business posted strong growth as 7 out of 11 power brands exceeded category growth, as our brands are winning within those categories.  The investments in our International business, particularly export, continue to pay off as we consistently exceed our 6% organic growth target.  Our 2017 Waterpik acquisition continues to perform well.”

Third Quarter Review

Consumer Domestic net sales were $784.9 million, a $55.7 million or 7.6% increase driven by recent acquisitions, and household and personal care sales growth.  Organic sales increased 4.7% due to higher volume (+2.6%) and positive price and product mix (+2.1%).  Growth was led by ARM & HAMMER liquid and unit dose laundry detergent, ARM & HAMMER clumping cat litter, VITAFUSION and L’IL CRITTERS gummy vitamins, OXICLEAN stain fighters, and XTRA laundry detergent.

Consumer International net sales were $174.1 million, an $11.3 million or 6.9% increase driven by recent acquisitions, expansion of our export business, and broad-based household and personal care growth.  Organic sales increased 8.3% due to higher volume (+8.5%) slightly offset by price and product mix (-0.2%).  Organic sales were driven primarily by BATISTE, VITAFUSION, and FEMFRESH in the export business, BATISTE, VITAFUSION, and ARM & HAMMER clumping cat litter in Canada, and ARM & HAMMER liquid laundry detergent, dental care, and baking soda in Mexico.

Specialty Products net sales were $78.6 million, a $2.7 million or 3.6% increase.  Organic sales decreased -3.3% due to lower volume (-8.3%) offset by positive broad-based pricing (+5.0%).  Demand in the dairy industry is significantly reduced due to low milk prices.

Gross margin decreased 100 basis points to 44.3%.  Higher commodities and transportation costs more than offset favorable volume and price.

Marketing expense was $120.5 million, an increase of $8.6 million or 7.7%.  Marketing expense as a percentage of net sales was flat at 11.6% despite recent acquisitions which have a lower spend rate.

Selling, general, and administrative expense (SG&A) was $135.4 million or 13.0% of net sales, a 20 basis point decrease.  The $7.5 million increase was primarily due to acquisitions, including intangible amortization costs, incentive compensation, and IT and R&D investment spending.

Income from Operations was $204.2 million or 19.7% of net sales.

Other Expense was $19.4 million, primarily driven by incremental interest expense on higher debt levels related to recent acquisitions.

The effective tax rate was 21.9% compared to 28.7% in 2017.  This change was primarily due to the impact of the Tax Cuts and Jobs Act (“TCJA”) enacted in the U.S. in December 2017.

Operating Cash Flow

For the first nine months of 2018, net cash from operating activities was $568.0 million, a $143.9 million increase from the prior year due to higher cash earnings and a decrease in working capital.  Capital expenditures for the first nine months were $30.4 million, a $9.5 million increase from the prior year.

At September 30, 2018, cash on hand was $188.3 million, while total debt was $2,104.9 million.

Focus on International

On August 29th, the Company entered into a long-term cooperation agreement with Shanghai Jahwa, a respected and well-established local Chinese CPG company.  Mr. Farrell commented, “Our International division continues to deliver on its long term 6% organic growth target.  We expect this strong performance to continue as we increase our investments in Asia.  Shanghai Jahwa will be the exclusive omni-channel distributor for four of our categories (baking soda, toothpaste, dry shampoo, and feminine hygiene products) in Mainland China.  This is an important step in our Asia Pacific strategy.  We are excited about the partnership with Shanghai Jahwa as they have demonstrated the ability to build strong brands for themselves and other CPG companies in Mainland China.”

2018 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long-term strategy to drive revenue and earnings growth, we launched new products in several categories in 2018.  We expanded our ODOR BLASTERS laundry platform leveraging technology that eliminates tough odors.  The ODOR BLASTERS platform is appealing to consumers who are wearing more synthetic fabrics.  We launched FIRST RESPONSE Triple Check as hopeful parents want to make triple sure they have achieved their goal.  Our new VITAFUSION and L’IL CRITTERS probiotics gummy vitamins are showing strong consumer demand.  VITAFUSION has a new and unique “clinically proven absorption claim” which is resonating with consumers as our gummy vitamins are now proven to be as efficacious as hard pills, reinforcing our category leadership position.  TROJAN launched NIRVANA, an assortment of sensation condoms celebrating self-expression in an exclusive package design which is proving to be a strong seller.  BATISTE continues to expand distribution with three unique fragrances leveraging its #1 U.S. share position.”

Outlook for 2018

Mr. Farrell stated, “We now expect full year 2018 sales growth to exceed 9% and organic sales growth to be approximately 4%.  We continue to expect full year gross margin to contract 120 basis points.  We now expect full year marketing as a percentage of net sales to exceed 11.5%.  With higher marketing spending in Q4 versus our previous outlook, we expect to enter 2019 with momentum.  Our 2018 EPS outlook is $2.27 (reported decline of 22% due to 2017 tax law changes) or adjusted EPS growth of 17%.

For Q4, we expect reported and organic sales growth of approximately 3%.  We expect EPS to be $0.57 per share (reported decline of 64% due to 2017 tax law changes), a 10% increase over last year’s adjusted Q4 EPS.”

Church & Dwight Co., Inc. will host a conference call to discuss Q3 2018 results on November 1, 2018 at 10:00 a.m. (ET).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 5884179.  A replay will be available two hours after the call at 855-859-2056 using the same access code.  You also can participate by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

The Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names as ARM & HAMMER, TROJAN, OXICLEAN, SPINBRUSH, FIRST RESPONSE, NAIR, ORAJEL, XTRA, VMS (L’IL CRITTERS and VITAFUSION), BATISTE, and WATERPIK.  These eleven key brands represent approximately 80% of its consumer sales.  For more information, visit the Company’s website.

Church & Dwight fosters a strong heritage of commitment to people and the planet.  In the early 1900’s we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER™ brand introduced the market’s first nationally-distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  More recently, the Company was notably ranked 58th in the 2017 Barron’s 100 Most Sustainable Companies and 56th on EPA’s Green Power Partnership Top 100 List of Green Power Users.  For more information, see the Church & Dwight 2017 Sustainability Report at: https://churchdwight.com/pdf/Sustainability/2017-Sustainability-Report.pdf.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of competitive laundry detergent products, including unit dose laundry detergent; the impact of foreign exchange and commodity price fluctuations; the impact of acquisitions and divestitures; capital expenditures; the impact of pension settlement charges; the impact of U.S. tax reform and the Company’s effective tax rate. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net Sales	$1,037.6	$967.9	$3,071.5	$2,743.1
Cost of sales	577.5	529.4	1,705.0	1,494.9
Gross Profit	460.1	438.5	1,366.5	1,248.2
Marketing expenses	120.5	111.9	356.8	333.6
Selling, general and administrative expenses	135.4	127.9	411.4	396.6
Income from Operations	204.2	198.7	598.3	518.0
Equity in earnings of affiliates	2.5	2.7	7.0	7.9
Other income (expense), net	(19.4)	(14.4)	(61.9)	(31.9)
Income before Income Taxes	187.3	187.0	543.4	494.0
Income taxes	41.0	53.6	117.6	156.2
Net Income	$146.3	$133.4	$425.8	$337.8
Net Income per share - Basic	$0.60	$0.53	$1.74	$1.34
Net Income per share - Diluted	$0.58	$0.52	$1.70	$1.32
Dividends per share	$0.22	$0.19	$0.65	$0.57
Weighted average shares outstanding - Basic	245.7	249.7	245.2	251.2
Weighted average shares outstanding - Diluted	251.1	255.3	250.1	256.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	September 30, 2018	December 31, 2017
Assets
Current Assets
Cash and Cash Equivalents	$188.3	$278.9
Accounts Receivable	361.5	345.9
Inventories	390.6	330.7
Other Current Assets	19.9	44.7
Total Current Assets	960.3	1,000.2
Property, Plant and Equipment (Net)	587.9	607.7
Equity Investment in Affiliates	8.8	9.3
Trade Names and Other Intangibles	2,294.2	2,320.5
Goodwill	1,992.9	1,958.9
Other Long-Term Assets	123.2	118.2
Total Assets	$5,967.3	$6,014.8
Liabilities and Stockholders’ Equity
Short-Term Debt	$1.7	$270.9
Current portion of Long-Term debt	299.7	-
Other Current Liabilities	726.0	664.1
Total Current Liabilities	1,027.4	935.0
Long-Term Debt	1,803.5	2,103.4
Other Long-Term Liabilities	783.0	758.4
Stockholders’ Equity	2,353.4	2,218.0
Total Liabilities and Stockholders’ Equity	$5,967.3	$6,014.8

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30, 2018	September 30, 2017

Net Income	$425.8	$337.8

Depreciation and amortization	105.4	91.6
Deferred income taxes	4.5	32.3
Non-cash compensation	19.8	14.9
Non-cash pension settlement charge	-	31.7
Other	0.9	(0.7)
Subtotal	556.4	507.6

Changes in assets and liabilities:
Accounts receivable	(17.2)	(40.3)
Inventories	(60.5)	(33.1)
Other current assets	24.6	(6.5)
Accounts payable and accrued expenses	43.8	2.4
Income taxes payable	15.2	(7.4)
Other	5.7	1.4
Net cash from operating activities	568.0	424.1

Capital expenditures	(30.4)	(20.9)
Acquisitions	(49.8)	(1,260.0)
Other	(2.1)	2.6
Net cash (used in) investing activities	(82.3)	(1,278.3)

Net change in long-term debt	-	1,421.3
Net change in short-term debt	(269.5)	(109.6)
Payment of cash dividends	(159.6)	(143.2)
Proceeds from stock option exercises	58.0	37.9
Purchase of treasury stock	(200.0)	(300.0)
Deferred financing and other	(3.0)	(17.8)
Net cash (used in) provided by financing activities	(574.1)	888.6

F/X impact on cash	(2.2)	14.3

Net change in cash and cash equivalents	$(90.6)	$48.7

2018 and 2017 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2018	9/30/2017	Change
Household Products	$448.9	$423.3	6.0%
Personal Care Products	336.0	305.9	9.8%
Consumer Domestic	$784.9	$729.2	7.6%
Consumer International	174.1	162.8	6.9%
Total Consumer Net Sales	$959.0	$892.0	7.5%
Specialty Products Division	78.6	75.9	3.6%
Total Net Sales	$1,037.6	$967.9	7.2%

	Nine Months Ended		Percent
	9/30/2018	9/30/2017	Change
Household Products	$1,291.8	$1,228.6	5.1%
Personal Care Products	1,018.6	838.5	21.5%
Consumer Domestic	$2,310.4	$2,067.1	11.8%
Consumer International	530.9	451.0	17.7%
Total Consumer Net Sales	$2,841.3	$2,518.1	12.8%
Specialty Products Division	230.2	225.0	2.3%
Total Net Sales	$3,071.5	$2,743.1	12.0%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions and excluding foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year-over-year EPS growth.  Adjusted 2017 EPS excludes a charge related to the Brazil Specialty Products business, a settlement charge related to the U.K. pension termination, a tax benefit from a joint venture impairment, and a one-time tax benefit to adjust deferred tax accounts and reflect deemed repatriation of foreign subsidiary earnings as a result of the Tax Cuts and Jobs Act (TCJA).

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 9/30/2018

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	7.2%	7.5%	7.6%	6.9%	3.6%
Less:
Acquisitions	3.0%	2.7%	2.9%	1.8%	6.9%
Add:
FX / Other	0.5%	0.6%	0.0%	3.2%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.7%	5.4%	4.7%	8.3%	-3.3%

	Nine Months Ended 9/30/2018

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	12.0%	12.8%	11.8%	17.7%	2.3%
Less:
Acquisitions	7.5%	7.4%	7.4%	8.2%	7.9%
Add:
FX / Other	-0.4%	-0.4%	0.0%	-2.2%	0.0%
Divestitures	0.2%	0.0%	0.0%	0.0%	2.4%

Organic Sales Growth	4.3%	5.0%	4.4%	7.3%	-3.2%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

	For the quarter ended September 30, 2018	For the quarter ended September 30, 2017	Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.58	$0.52	11.5%
Joint Venture Tax Benefit Impairment	$-	$(0.03)
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.58	$0.49	18.4%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	December 31, 2018	December 31, 2018
Reported Sales Growth	3%	9%
Less:
Acquisitions / Divestitures & FX	-	5%

Organic Sales Growth	3%	4%

	For the quarter ended
	December 31, 2018	December 31, 2017	Change
Forecasted Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.57	$1.60	-64%
U.S. TCJA Reform	$-	$(1.08)
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.57	$0.52	10%

Forecasted Adjusted Diluted Earnings Per Share Reconciliation

	For the Year Ended December 31,
	2018	2017	% Change

Diluted Earnings Per Share - Reported	$2.27	$2.90	-22%

Brazil Charge	$-	$0.01

U.K. Pension Settlement Charge	$-	$0.12

Joint Venture Impairment Tax Benefit	$-	$(0.03)

U.S. TCJA Tax Reform	$-	$(1.06)

Diluted Earnings Per Share - Adjusted (non-GAAP)	$2.27	$1.94	17%